Exhibit (b)-(24)

EXECUTION VERSION

ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on June 6, 2014

BY:

CDH Journey Limited, a limited liability company organized and existing under the laws of the Cayman Islands with its registered address at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “New Sponsor”).

RECITALS:

(A) On November 25, 2013, the persons listed in Annex A (the “Original Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to Giant Interactive Group Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange (“NYSE”), pursuant to which the Target would be delisted from NYSE and deregistered under the United States Securities Exchange Act of 1934, as amended. On January 12, 2014, Rich Noble Enterprises Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (together with the Original Parties, the “Existing Parties”) entered into an adherence agreement to the Consortium Agreement and became a Party to the Consortium Agreement.

(B) Additional sponsors may be admitted to the Consortium pursuant to Section 1.2(g) of the Consortium Agreement.

(C) The New Sponsor now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Sponsor and a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.	DEFINED TERMS AND CONSTRUCTION

(a) Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b) This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	UNDERTAKINGS

(a) Assumption of obligations

The New Sponsor undertakes, to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Sponsor as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Sponsor” or “Party” there it shall be deemed to include a reference to the New Sponsor and with effect from the date hereof, all the rights of a Sponsor provided under the Consortium Agreement will be accorded to the New Sponsor as if the New Sponsor had been a Sponsor and a Party under the Consortium Agreement at the date of execution thereof.

3.	REPRESENTATIONS AND WARRANTIES

The New Sponsor represents and warrants to each of the other Parties as follows:

(i)	Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(ii)	Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Sponsor has been duly authorized by all necessary action on behalf of the New Sponsor.

(iii)	Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Sponsor and constitutes the legal, valid and binding obligation of the New Sponsor, enforceable against it in accordance with the terms hereof.

(iv)	Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(i) to 3(iv) and have been induced by them to enter into this Agreement.

4.	NOTICE

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Party’s signature page to the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

6.	DISPUTE RESOLUTION

(a) Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6(a) in any way.

7.	SPECIFIC PERFORMANCE

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the New Sponsor has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

CDH Journey Limited

By:	/s/ Lilian Xu
Name:	Lilian Xu
Position:	Director

Notice details

Address: 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong Attention: Wei Ying Email: yingwei@cdhfund.com
Facsimile: + 852 2810 7083

with a copy to (which alone shall not constitute notice):

Address: Kirkland & Ellis, 26/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong Attention: David Zhang Email: david.zhang@kirkland.com
Facsimile: + 852 3761 3301

ANNEX A (ADHERENCE AGREEMENT)

ORIGINAL PARTIES TO CONSORTIUM AGREEMENT

Mr. Yuzhu Shi

Union Sky Holding Group Limited

Vogel Holding Group Limited

Baring Private Equity Asia V Holding (12) Limited